EXHIBIT 10.1
                                 FIRST AMENDMENT

                                     TO THE
                TRIGON HEALTHCARE, INC. 1997 STOCK INCENTIVE PLAN

             FIRST AMENDMENT, dated as of February 15, 2000, to the Trigon Healthcare, Inc. 1997 Stock Incentive Plan (the "Plan") by Trigon Healthcare, Inc. (the "Company").

             The Company maintains the Plan established effective as of February 19, 1997. The Company has the power to amend the Plan and now wishes to do so.

             NOW, THEREFORE, the Plan is amended as follows:

I. Section 2(t) is restated in its entirety with the following:

     (t) PERFORMANCE CRITERIA means any of the following areas of performance of the Company, or any Subsidiary as determined under generally accepted accounting principles or as publicly reported by the Company: asset growth; combined net worth; debt to equity ratio; earnings per share; revenues; investment performance; operating income (with or without investment income or income taxes); operating cash flow; net income, before or after taxes; earnings before interest, taxes, depreciation and/or amortization; return on total capital, equity, revenue or assets; medical loss ratio; or number of policyholders or insured. Any Performance Criteria may be used with or without adjustment for extraordinary items or nonrecurring items.

II. Section 4 is amended by replacing the amount "3,550,000" with the amount "6,300,000" in the first sentence.

          III. Section 4 is further amended by adding the following sentence to the end:

          No more than 750,000 shares may be issued as Restricted Stock after April 26, 2000, provided that shares of Restricted Stock that are forfeited or that are granted to a Participant in exchange for the deferral of an equivalent cash amount shall not be counted against this limit.

          IV. Section 4 is further amended by deleting the following sentence:

         The Committee is expressly authorized to make an Incentive Award to a Participant conditioned upon the surrender for cancellation of an option granted under an existing Incentive Award.


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          V.        Section 9(b) is amended by adding the following sentences to the end:

         Except as provided in Section 15 or with approval of shareholders, a Participant may not surrender an Option in consideration for the grant of a new Option with a lower exercise price. If a Participant's Option is cancelled before its termination date, the Participant may not receive another Option within 6 months of the cancellation unless the exercise price of such Option is not less than the exercise price of the cancelled Option or shareholder approval is received of the grant.

          VI.       Section 9(c) is amended by restating  the portion  preceding
                    (i) as follows:

          Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant's stock option agreement; provided that (A) an Option shall not be exercisable more than 10 years after the Date of Grant, and (B) the exercise provisions for Incentive Stock Options shall in all events not be more liberal than the following provisions:

VII. These amendments are contingent on the approval by shareholders of Amendments I and II above and, if approved, the amendments shall be effective immediately following the annual meeting of shareholders.

         VIII.  In all respects not amended, the Plan is ratified and confirmed.

                                   * * * * * *


IN WITNESS WHEREOF, this Amendment to the Plan has been executed on the date indicated below.


                                      TRIGON HEALTHCARE, INC.


                                      By: _________________________


                                      Date: ________________________